Exhibit 99.1

XenoPort Reports Second Quarter Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--August 6, 2013--XenoPort, Inc. (Nasdaq: XNPT) announced today financial results for the second quarter and six months ended June 30, 2013. Revenues for the second quarter were $2.1 million, compared to $10.4 million for the same period in 2012. Net loss for the second quarter was $24.4 million, compared to a net loss of $8.0 million for the same period in 2012. At June 30, 2013, XenoPort had cash, cash equivalents and short-term investments of $93.4 million.

XenoPort Business Updates

The following key events occurred since the beginning of the second quarter of 2013:

  On May 1, XenoPort completed the reacquisition of the exclusive rights to commercialize Horizant® (gabapentin enacarbil) Extended-Release Tablets in the United States from Glaxo Group Limited (GSK). XenoPort’s full promotional plan commenced upon product availability in June.
  XenoPort announced the inclusion of gabapentin enacarbil, the active ingredient in Horizant, as a first-line therapy in new treatment guidelines created by the Task Force of the International Restless Legs Syndrome Study Group (IRLSSG) and published in Sleep Medicine (Vol 14; p 675; 2013). Horizant is the only non-dopamine agonist and the only alpha-2-delta ligand approved by the U.S. Food and Drug Administration (FDA) for the treatment of moderate-to-severe primary restless legs syndrome in adults (RLS).
  XenoPort continued to advance the development of its novel fumarate compound, XP23829. Results of thirteen-week toxicology studies, a Phase 1 radiolabeled XP23829 metabolism and disposition study and a Phase 1 multiple ascending dose study that is examining the pharmacokinetics of two formulations of XP23829 and Tecfidera™ (dimethyl fumarate) at its approved dose, are expected later in the third quarter of 2013.
  XenoPort completed a Phase 3 clinical trial of arbaclofen placarbil (AP) as a potential treatment of spasticity in patients with multiple sclerosis (MS). The trial was unsuccessful in demonstrating that AP provided statistically significant improvement relative to placebo in the co-primary endpoints of the study. As a result, XenoPort decided to terminate further investment in AP as a treatment for spasticity in patients with MS.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “Working with GSK to correct its prior product stockout and then our relaunch of Horizant were key accomplishments for the quarter, and I am happy that Horizant is now broadly available to adult patients with moderate-to-severe primary restless legs syndrome and postherpetic neuralgia (PHN). We hope that our focused commercial plan will establish a successful template for commercializing Horizant. We believe that there is a clear need for a non-dopaminergic treatment for RLS and were gratified to see Horizant included as a first-line treatment in the IRLSSG guidelines for restless legs syndrome. We have also been receiving positive feedback from physicians as we introduce them to the unique attributes of Horizant for the management of PHN.”

Dr. Barrett continued, “We look forward to the results of our current XP23829 studies. In addition, we are working on scaling up the production of XP23829 and plan to consult with regulatory authorities later this year in preparation for potential further clinical development.”

XenoPort Second Quarter and Six-Month Financial Results

Total revenues for the second quarter and six months ended June 30, 2013 were $2.1 million and $2.5 million, respectively, compared to $10.4 million and $20.8 million, respectively, for the same periods in 2012. The decrease in revenues in the second quarter of 2013 compared to the same quarter in the prior year was due to the receipt and recognition of a $10.0 million payment from GSK under XenoPort’s previous collaboration agreement with GSK in connection with the approval of Horizant for the management of PHN in adults in the second quarter of 2012, partially offset by Horizant net product sales and Regnite® (gabapentin enacarbil) Extended-Release Tablets royalty revenue from Astellas Pharma Inc. in Japan. The decrease in revenues for the six months ended June 30, 2013 compared to the same period in the prior year was due to the receipt and recognition of both the $10.0 million payment from GSK under our previous collaboration agreement and a $10.0 million milestone payment from Astellas in connection with the approval of Regnite in Japan in 2012.

Research and development expenses for the second quarter and six months ended June 30, 2013 were consistent with the same periods in 2012 and were $10.2 million and $23.6 million, respectively, compared to $10.8 million and $23.0 million, respectively, for the same periods in 2012.

Selling, general and administrative expenses for the second quarter and six months ended June 30, 2013 were $15.8 million and $26.5 million, respectively, compared to $7.6 million and $15.0 million, respectively, for the same periods in 2012. The increase in selling, general and administrative expenses in both the second quarter and six months ended June 30, 2013 compared to the same periods in 2012 was principally due to increased professional fees, marketing and sales costs and compensation and benefits costs associated with XenoPort’s commercialization efforts for Horizant.

Net loss for the second quarter of 2013 was $24.4 million, compared to a net loss of $8.0 million for the same period in 2012. Net loss for the six months ended June 30, 2013 was $47.9 million, compared to a net loss of $17.1 million for the same period in 2012. Basic and diluted net loss per share were both $0.51 in the second quarter of 2013 versus basic and diluted net loss per share of $0.22 for the same period in the prior year. For the six-month period ended June 30, 2013, basic and diluted net loss per share were both $1.01 versus basic and diluted net loss per share of $0.48 for the same period in 2012.

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today to discuss its financial results and provide an update of XenoPort’s business. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 706-679-1417. The reference number to enter the call is 25662889.

The replay of the conference call will be available for one week and may be accessed after 8:00 p.m. Eastern Time today via the Internet, at www.XenoPort.com, or via phone at 1-855-859-2056 for domestic callers, or 404-537-3406 for international callers. The reference number to enter the replay of the call is 25662889.

Information about Horizant

Horizant® (gabapentin enacarbil) Extended-Release Tablets

INDICATIONS: Horizant® (gabapentin enacarbil) Extended-Release Tablets are indicated for the treatment of moderate-to-severe primary Restless Legs Syndrome (RLS) in adults.

Horizant is not recommended for patients who are required to sleep during the daytime and remain awake at night.

Horizant® (gabapentin enacarbil) Extended-Release Tablets are indicated for the management of postherpetic neuralgia (PHN) in adults.

CONTRAINDICATION: None.

HORIZANT IMPORTANT SAFETY INFORMATION

Effects on Driving

Horizant may cause significant driving impairment. Patients should not drive until they have enough experience on Horizant to know if it impairs their driving. Patients’ ability to assess their driving competence and degree of somnolence caused by Horizant can be imperfect.

Somnolence/Sedation and Dizziness

Horizant causes somnolence/sedation and dizziness. Patients should not drive or operate other complex machinery until they have enough experience on Horizant to know if it impairs their ability to perform these tasks.

Lack of Interchangeability With Gabapentin

Horizant is not interchangeable with other gabapentin products because of differing pharmacokinetic profiles. The same dose of Horizant results in different plasma concentrations of gabapentin relative to other gabapentin products. The safety and effectiveness of Horizant in patients with epilepsy have not been studied.

Suicidal Behavior and Ideation

Horizant is a prodrug of gabapentin, an antiepileptic drug (AED). AEDs increase the risk of suicidal thoughts or behavior in patients taking these drugs for any indication. As a prodrug of gabapentin, Horizant also increases this risk. Patients treated with any AED for any indication should be monitored for new or worsening depression, suicidal thoughts or behavior, and/or any unusual changes in mood or behavior. Anyone considering prescribing Horizant must balance the risk of suicidal thoughts or behavior with the risk of untreated illness.

Patients, caregivers, and families should be informed that Horizant increases the risk of suicidal thoughts and behavior and should be advised of the need to be alert for new or worsening signs of and symptoms of depression, any unusual changes in mood or behavior, or the emergence of suicidal thoughts, behavior, or thoughts of self-harm. Behaviors of concern should be reported immediately to healthcare providers

Drug Reaction With Eosinophilia and Systemic Symptoms (DRESS)/Multiorgan Hypersensitivity

Drug Reaction with Eosinophilia and Systemic Symptoms (DRESS), also known as multiorgan hypersensitivity, has been reported in patients taking antiepileptic drugs, including gabapentin. Horizant is a prodrug of gabapentin. Some of these events have been fatal or life-threatening. DRESS typically, although not exclusively, presents with fever, rash, and/or lymphadenopathy, in association with other organ system involvement, such as hepatitis, nephritis, hematological abnormalities, myocarditis, or myositis sometimes resembling an acute viral infection. Eosinophilia is often present. Because this disorder is variable in its expression, other organ systems not noted here may be involved.

It is important to note that early manifestations of hypersensitivity, such as fever or lymphadenopathy, may be present even though rash is not evident. If such signs or symptoms are present, the patient should be evaluated immediately. Horizant should be discontinued if an alternative etiology for the signs or symptoms cannot be established.

Discontinuation of Horizant

When discontinuing Horizant, patients with RLS receiving 600 mg or less once daily can discontinue the drug without tapering. If the recommended dose is exceeded, the dose should be reduced to 600 mg daily for 1 week prior to discontinuation to minimize the potential of withdrawal seizure.

In patients with PHN receiving Horizant twice daily, the dose should be reduced to once daily for 1 week prior to discontinuation to minimize the potential of withdrawal seizure.

Tumorigenic Potential

In an oral carcinogenicity study, gabapentin enacarbil increased the incidence of pancreatic acinar cell adenoma and carcinoma in male and female rats. The clinical significance of this finding is unknown.

ADVERSE REACTIONS

The most common adverse reactions for patients with RLS receiving Horizant 600 mg, 1,200 mg, and placebo, respectively, were somnolence/sedation (20%, 27%, and 6%), dizziness (13%, 22%, and 4%), headache (12%, 15%, and 11%), nausea (6%, 7%, and 5%), and fatigue (6%, 7%, and 4%). A daily dose of 1,200 mg provided no additional benefit compared with the 600-mg dose, but caused an increase in adverse reactions.

The most common adverse reactions for patients with PHN taking Horizant 1,200 mg and placebo, respectively, were dizziness (17% and 15%), somnolence/sedation (10% and 8%), headache (10% and 9%), nausea (8% and 5%), and fatigue (6% and 1%).

A daily dose greater than 1,200 mg/day provided no additional benefit, but caused an increase in adverse reactions.

DRUG INTERACTIONS

Gabapentin enacarbil is released faster from Horizant Extended-Release tablets in the presence of alcohol. Consumption of alcohol is not recommended when taking Horizant. Horizant taken in conjunction with morphine causes increased somnolence/sedation, dizziness, and nausea.

USE IN SPECIAL POPULATIONS

Pregnancy and Lactation

Based on animal data, Horizant may cause fetal harm. There are no adequate and well-controlled studies of Horizant in pregnant women. Horizant should be used during pregnancy only if potential benefit justifies potential risk to fetus.

Horizant is converted to gabapentin, which is secreted into human milk. Discontinue nursing or discontinue Horizant, taking into account the importance of Horizant to the mother, due to potential for adverse reactions in nursing infants.

Renal Impairment

In patients with RLS who have compromised renal function, Horizant should be dosed based upon creatinine clearance (CrCl): 30 to 59 mL/min, start with 300 mg per day and increase to 600 mg as needed; 15 to 29 mL/min, use 300 mg per day; <15 mL/min, use 300 mg every other day. Horizant is not recommended for use in patients receiving hemodialysis.

In patients with PHN who have compromised renal function, Horizant should be dosed based upon creatinine clearance (CrCl): 30 to 59 mL/min, a titration dose of 300 mg in AM for 3 days, increase to maintenance dose of 300 mg twice daily at Day 4 and increase to 600 mg twice daily as needed, tapering requirement of reduced current maintenance dose to once daily in AM for 1 week; 15 to 29 mL/min, a titration dose of 300 mg in AM on Day 1 and Day 3, use 300 mg in AM as maintenance therapy and increase to 300 mg twice daily if needed, tapering requirement necessary if taking 300 mg twice daily, reduce to 300 mg once daily in AM for 1 week, if taking 300 mg once daily, no tapering needed; <15 mL/min, no titration dose, 300 mg every other day in AM and increase to 300 mg once daily in AM if needed, no tapering needed; <15 mL/min on hemodialysis, no titration dose, 300 mg following every dialysis and increase to 600 mg following every dialysis if needed, no tapering needed.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing and commercializing a portfolio of internally discovered product candidates for the potential treatment of neurological disorders. XenoPort is currently commercializing Horizant, its first approved product in the United States, and developing a novel fumaric acid ester product candidate, XP23829, as a potential treatment for relapsing-remitting multiple sclerosis and/or psoriasis. Regnite is being marketed in Japan by Astellas Pharma Inc. XenoPort's pipeline of product candidates also includes potential treatments for patients with spasticity related to spinal cord injury and Parkinson's disease.

To learn more about XenoPort, please visit the company Website at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to the XP23829 clinical development program, including the release of XP23829 study data and the timing and results thereof, future discussions with regulatory authorities and the timing thereof, and planned manufacturing scale-up activities for XP23829 and the timing thereof; XenoPort’s commercialization strategies and ability to establish a successful template for commercializing Horizant; the potential unmet medical need for a non-dopaminergic treatment for RLS; the potential suitability of XP23829 as a treatment for relapsing-remitting MS and/or psoriasis; the potential suitability of XenoPort's pipeline of product candidates as treatments for spasticity related to spinal cord injury and Parkinson's disease; and the therapeutic and commercial potential of XenoPort’s product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “expected,” “hope,” “plan,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to XenoPort’s lack of commercialization experience and its ability to successfully market and sell Horizant, including its ability to obtain uninterrupted drug supply and appropriate pricing and reimbursement for Horizant in an increasingly challenging environment; XenoPort’s ability to comply with applicable regulatory guidelines and requirements with respect to the marketing and manufacturing of Horizant or with Horizant post-marketing commitments or requirements mandated by the FDA; the uncertain results and timing of clinical trials and other studies; XenoPort’s ability to successfully conduct clinical trials in the anticipated timeframes, or at all; the uncertainty of the FDA’s review process and other regulatory requirements; XenoPort’s dependence on Astellas and potential future collaborative partners; the availability of resources to develop XenoPort’s product candidates and to support XenoPort’s operations; and the uncertain therapeutic and commercial value of XenoPort’s product candidates. These and other risk factors are discussed under the heading "Risk Factors" in XenoPort's Securities and Exchange Commission filings and reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the Securities and Exchange Commission on April 24, 2013. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Horizant, Regnite and XENOPORT are registered trademarks of XenoPort, Inc.
Tecfidera is a trademark of Biogen Idec Inc.

XNPT2F

XENOPORT, INC. BALANCE SHEETS (Unaudited, in thousands)

	June 30,	December 31,
	2013	2012

Current assets:
Cash and cash equivalents	$12,623	$36,134
Short-term investments	80,735	102,868
Accounts receivable, net	1,466	—
Right to the Horizant business	—	13,557
Inventories	948	—
Prepaids and other current assets	3,644	2,529
Total current assets	99,416	155,088
Property and equipment, net	3,187	1,528
Long-term inventories	10,985	—
Restricted investments and other assets	2,266	2,432
Total assets	$115,854	$159,048
Liabilities:
Current liabilities	$14,348	$13,771
Noncurrent liabilities	14,561	15,067
Total liabilities	28,909	28,838
Stockholders’ equity (deficit):
Common stock	47	47
Additional paid-in capital and other	586,427	581,763
Accumulated deficit	(499,529)	(451,600)
Total stockholders’ equity	86,945	130,210
Total liabilities and stockholders’ equity	$115,854	$159,048

XENOPORT, INC. STATEMENTS OF OPERATIONS (Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
	(In thousands, except per share amounts)
Revenues:
Product sales, net	$1,640	$—	$1,640	$—
Collaboration revenue	379	379	758	10,758
Royalty revenue	67	—	147	—
Net revenue from unconsolidated joint operating activities	—	10,000	—	10,000
Total revenues	2,086	10,379	2,545	20,758
Operating expenses:
Cost of product sales	249	—	249	—
Research and development*	10,236	10,804	23,589	22,982
Selling, general and administrative*	15,788	7,589	26,523	14,989
Total operating expenses	26,273	18,393	50,361	37,971
Loss from operations	(24,187)	(8,014)	(47,816)	(17,213)
Interest income	58	55	139	110
Interest expense	(252)	—	(252)	—
Net loss	$(24,381)	$(7,959)	$(47,929)	$(17,103)
Basic and diluted net loss per share	$(0.51)	$(0.22)	$(1.01)	$(0.48)
Shares used to compute basic and diluted net loss per share	47,473	35,794	47,361	35,712

* Includes employee non-cash stock-based compensation, as follows:

Research and development	$710	$993	$1,905	$2,108
Selling, general and administrative	1,785	1,969	3,934	4,215
Total	$2,495	$2,962	$5,839	$6,323

CONTACT:
XenoPort, Inc.
Jackie Cossmon, 408-616-7220
ir@XenoPort.com